Keryx Biopharmaceuticals Initiates Phase 2 Study of ZerenexTM (ferric citrate) for the Treatment of Patients with Non-Dialysis Dependent Chronic Kidney Disease

NEW YORK, November 1, 2012 /PRNewswire via COMTEX/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) announced today the initiation of a Phase 2 study of ZerenexTM (ferric citrate), the Company's ferric iron-based phosphate binder drug candidate, in managing serum phosphorus and iron deficiency in anemic patients with Stage 3 to 5 non-dialysis dependent chronic kidney disease (“NDD-CKD”). In the United States alone, over one and a half million people suffering from Stages 3 to 5 NDD-CKD have iron deficiency anemia, however, there are currently no oral iron supplements with an FDA label in NDD-CKD. Also, there are currently no FDA approved phosphate binders in NDD-CKD.

The Phase 2 study initiated today is a multicenter, randomized, safety and efficacy clinical trial designed to compare the ability of Zerenex to manage serum phosphorus and iron deficiency versus placebo in anemic patients with Stages 3 to 5 NDD-CKD. Eligible patients will be randomized 1:1 to receive either Zerenex or placebo for a 12-week treatment period. The primary endpoints of the study are to demonstrate changes in ferritin, TSAT and serum phosphorus levels over the 12-week treatment period. Secondary endpoints include changes in hemoglobin and FGF-23. The study plans to randomize approximately 150 patients from approximately 15 sites in the U.S. Patient enrollment is expected to take up to 6 months, with study completion expected in mid-2013.

The study’s three Co-Chairmen are:

•	Geoffrey A. Block, MD, Director of Clinical Research at Denver Nephrology and Associate Clinical Professor in Medicine at the University of Colorado Health Sciences Center;

•	Glenn Chertow, MD, Chief, Division of Nephrology and Professor of Medicine at Stanford University School of Medicine; and

•	Steven Fishbane, MD, Vice President of North Shore-LIJ Health System for Network Dialysis Services and Director of Clinical Research at North Shore-LIJ Department of Medicine.

Dr. Block commented, "I am pleased to be leading this study for Zerenex. Several studies, including the REIN and ARIC studies, have demonstrated that elevated serum phosphorus is a predictor of morbidity and mortality in NDD-CKD. Therefore, I believe that additional clinical trials aimed at controlling serum phosphorus in NDD-CKD are important. I further believe that with Zerenex’s potential to also address iron deficiency, it could become an important agent in the NDD-CKD setting.”

Dr. Fishbane commented, “I am particularly intrigued by Zerenex’s potential utility in NDD-CKD. Despite the high prevalence of iron deficiency anemia in NDD-CKD patients, the oral iron supplements that are currently available have inadequate efficacy and tolerability issues. Moreover, due to logistical constraints in NDD-CKD, intravenous iron and ESAs are not readily accessible to most patients. Consequently, I believe that iron deficiency anemia in NDD-CKD represents a substantial underserved medical need.”

Ron Bentsur, Chief Executive Officer of Keryx, commented, "We are very excited about the initiation of this Zerenex Phase 2 study in the additional indication of NDD-CKD, which could represent a largely untapped market opportunity for Zerenex.” Mr. Bentsur added, “With an expected discretionary spend of approximately $3 million for the study, we believe that this program is a compelling value-creation opportunity for Keryx.”

Zerenex is currently also in a long-term Phase 3 study, under Special Protocol Assessment, as treatment for end-stage renal disease patients with hyperphosphatemia on dialysis. Top-line data from this Phase 3 study is expected to be announced by approximately year-end 2012, with the NDA filing expected in the first quarter of 2013 for this indication.

Keryx Biopharmaceuticals retains a worldwide exclusive license (except for the Asian Pacific Region) to Zerenex (ferric citrate) from Panion & BF Biotech, Inc. The Company has sublicensed the development of ferric citrate in Japan to Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd.

About Non-Dialysis Dependent Chronic Kidney Disease and Iron Deficiency Anemia

It is estimated that approximately 10 to 15% of the U.S. adult population is affected by chronic kidney disease (CKD), a condition generally characterized by greater than 50% reduction of normal kidney function. In addition, elevated levels of serum phosphorus become more prevalent in Stages 3 to 5 non-dialysis dependent CKD (NDD-CKD) patients. Several studies have shown that higher serum phosphorus concentrations may be associated with increased mortality and morbidity in CKD, however, no phosphate binders are currently FDA approved for NDD-CKD.

Iron deficiency anemia, which develops early in the course of CKD and worsens with disease progression, is extremely prevalent in the NDD-CKD population and is associated with fatigue, lethargy, decreased quality of life and is also believed to be associated with cardiovascular complications, hospitalizations, and increased mortality. Based on data contained in a 2009 publication in the Journal of the American Society of Nephrology, it is estimated that over 1.5 million adults with NDD-CKD in the U.S. alone are also afflicted with iron deficiency anemia. To combat this anemia, iron replacement therapy is essential to increase iron stores, such as ferritin and TSAT levels, and raise hemoglobin levels. Currently available oral iron supplements are associated with limited efficacy and dose-limiting tolerability issues. No oral iron agents are currently FDA approved to treat iron deficiency anemia in NDD-CKD. Erythropoiesis stimulating agents (ESAs) and intravenous (IV) iron are not frequently administered in NDD-CKD due to both the FDA warning label of potential cardiovascular risk for ESAs in NDD-CKD and logistical complications associated with administering IV medicines in office settings which lack the necessary facilities, such as emergency equipment and/or emergency medical access. Consequently, the NDD-CKD patient population remains underserved.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA. Zerenex is also in Phase 2 development for the management of phosphorus and iron deficiency in anemic patients with Stage 3 to 5 non-dialysis dependent chronic kidney disease. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for Zerenex (ferric citrate) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability, and our Japanese partner's ability, to successfully and cost-effectively complete clinical trials for Zerenex (ferric citrate); the risk that the data (both safety and efficacy) from the ongoing Phase 3 trials for Zerenex (ferric citrate) will not coincide with the data analyses from previous clinical trials reported by the Company; the risk that the data (both safety and efficacy) from the ongoing Phase 2 study in non-dialysis dependent chronic kidney disease will be negative or inconclusive; our ability to meet anticipated development timelines for Zerenex due to clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.